Exhibit 10.43

[CEO THREE YEAR CLIFF VESTING]

HEALTH CARE PROPERTY INVESTORS, INC.

2006 PERFORMANCE INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

James F. Flaherty III[                          ], Grantee:

As of the [              ] day of [            20    ] (the “Grant Date”), Health Care Property Investors, Inc., a Maryland corporation (the “Company”), pursuant to the Health Care Property Investors, Inc. 2006 Performance Incentive Plan, as amended and/or restated from time to time (the “Plan”), has granted to you, the Grantee named above, [                ] performance restricted stock units (the “Units”) with respect to [             ] shares of Common Stock on the terms and conditions set forth in this Performance Restricted Stock Unit Agreement (this “Agreement”) and the Plan.  The Units are subject to adjustment as provided in Section 7.1 of the Plan.  Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.  The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) is the administrator of the Plan for purposes of your Units.

I.              Forfeiture of Units.

(a)           Forfeiture Based Upon Company Performance.  Your Units will be paid only to the extent your Units are not forfeited pursuant to this Section I and only to the extent such non-forfeited Units vest pursuant to this Section I or Section II below.  Your Units are subject to forfeiture if the Company’s Funds From Operations Per Share for the 2007 calendar year (the “Performance Period”) is less than [$     ].  If the Company’s Funds From Operations Per Share for the Performance Period is less than [$     ], the aggregate percentage of Units that you will forfeit will be determined in accordance with Exhibit A hereto.  For purposes of this Agreement, “Funds From Operations Per Share” means the Company’s funds from operations per share during the Performance Period, as prescribed by the National Association of Real Estate Investment Trusts (NAREIT) as in effect on the first day of the Performance Period, and shall be calculated on a fully diluted basis using the weighted average of diluted shares of Common Stock outstanding during the Performance Period.  Funds From Operations Per Share shall be calculated before taking into account any non-recurring charges incurred by the Company with respect to the Performance Period for (i) material strategic or financing transactions approved by the Board of Directors and (ii) impairments.  The determination as to whether the Company has attained the performance goals with respect to the Performance Period shall be made by the Committee acting in good faith.  The Committee’s determination regarding whether the Company has attained the performance goals (the “Committee Determination”) shall be made no later than the March 15 following the end of the Performance Period.  Your Units shall not be deemed vested pursuant to any other provision of this Agreement earlier than the date that the Committee makes such determination, as required by Section 162(m) of the Code and the regulations promulgated thereunder.  Any Units forfeited pursuant to this Section I(a) shall be deemed to have been forfeited as of the last day of the Performance Period.

(b)           Forfeiture of Units Upon Termination of Employment.  Except as provided in Section I(c), if at any time during the Performance Period your employment with the Company is terminated, all of your Units shall be automatically forfeited and cancelled in full effective as of such termination of employment and this Agreement shall be null and void and of no further force and effect.

(c)           Certain Terminations during the Performance Period.  This Section I(c) applies in the event your employment with the Company is terminated as a result of (i) your death, Disability or Retirement, (ii) a Termination Other Than For Cause, (iii) a Termination For Good Reason, or (iv) a Termination Upon a Change in Control (including a Covered Resignation).  In the event of any such termination during the Performance Period, your Units will remain outstanding during the remainder of the Performance Period and will be subject to forfeiture in the manner set forth in subsection (a) upon completion of the Performance Period.  In such a case, any Units not so forfeited pursuant to subsection (a) shall fully vest as of the date of the Committee Determination.  For purposes of this Agreement, the terms “Covered Resignation,” “Disability,” “Termination Other Than For Cause,” “Termination For Good Reason,” and “Termination Upon a Change in Control” shall have the meanings ascribed to such terms in your Employment Agreement with the Company dated October 26, 2005 (the “Employment Agreement”).  Such meanings shall continue to apply for purposes of this Agreement notwithstanding any termination of the “Employment Period” (as such term is defined in the Employment Agreement) in accordance with the Employment Agreement.

II.            Vesting.

(a)           Vesting of Non-Forfeited Units.  You will have no further rights with respect to any Units that are forfeited in accordance with Section I.  Subject to the terms and conditions of this Agreement, your Units that (i) are not forfeited in accordance with Section I and (ii) do not otherwise vest in accordance with Section I, if any, shall vest upon the third anniversary of the Grant Date (the “Vesting Date”), subject to your continuous service to the Company until the Vesting Date.

The vesting schedule requires continued employment through the Vesting Date as a condition to vesting of the Units and the rights and benefits under this Agreement.  Unless otherwise expressly provided herein with respect to accelerated vesting of the Units under certain circumstances, employment for only a portion of the vesting period, even if a substantial portion, will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in this Agreement.

(b)           Acceleration on Certain Terminations Following Performance Period.  If at any time following the completion of the Performance Period and prior to the Vesting Date, your employment with the Company is terminated as a result of (i) your death, Disability or Retirement, (ii) a Termination Other Than For Cause (iii) a Termination For Good Reason, or (iv) a Termination Upon a Change in Control (including a Covered Resignation), your then outstanding Units (to the extent not previously forfeited and otherwise unvested) shall fully vest immediately upon such termination of employment.

(c)           No Acceleration or Vesting Upon Other Terminations.  Except as otherwise provided in the Plan, if at any time your employment with the Company is terminated (i) by the Company, or (ii) by you, under any circumstances (other than as a result of your death, Disability or Retirement, a Termination Other Than For Cause, a Termination For Good Reason, or a Termination Upon a Change in Control, including a Covered Resignation), any of your Units that remain outstanding and otherwise unvested at the time of such termination of employment shall be automatically forfeited and cancelled in full, effective as of such termination of employment.

(d)           Employment Termination Date.  If the Employment Period is in effect, the date of your termination of employment for purposes of this Agreement shall be no earlier than the “Date of Termination,” as such term is defined in the Employment Agreement.  If the Employment Period is not then in effect, the date of termination of your termination of employment for purposes of this Agreement shall be your actual date of termination of employment.

III.           Timing and Form of Payment.

(a)           Distribution Date.  Unless you elect otherwise on or before the Grant Date, the distribution date (the “Distribution Date”) for your Units that become vested pursuant to this Agreement will be the date that such Units vest; provided that in no event shall the Distribution Date occur earlier than the date of the Committee Determination.  Distribution of your vested Units will be made by the Company in shares of Common Stock (on a one-to-one basis) on or as soon as practicable after the Distribution Date with respect to such vested Units.  You will only receive distributions in respect of your vested Units and will have no right to distribution of your unvested Units unless and until such Units vest (and are not otherwise forfeited pursuant to Section I(a)).  Once a vested Unit has been paid pursuant to this Agreement, you will have no further rights with respect to that Unit.  You may, however, elect (a “Distribution Election”) to (A) defer your Distribution Date with respect to some or all of your vested Units and/or (B) have your vested Units distributed to you in annual installments as provided in Section IV(b), provided that such election complies with this Section IV.  You may change your Distribution Election up to three times without the approval of the Committee, provided such Distribution Election is made in a timely manner.  Any Distribution Elections with respect to your vested Units in addition to the three provided in the preceding sentence may only be made with the approval of the Committee, in its sole discretion.  In order for a Distribution Election to be valid, it must be made at least one year prior to the then-existing Distribution Date, the new Distribution Date must be at least five years after the then-existing Distribution Date, and the election must otherwise be consistent with the “subsequent election” rules of Section 409A(a)(4)(C) of the Code so as to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code.  Your Distribution Date with respect to any portion of your Units may not be prior to the earlier of the Vesting Date for such vested Units or the date of the Committee Determination.  Distribution Elections may only be made by delivering a written election to the Company care of its General Counsel in the form attached as Exhibit B hereto.

(b)           Form of Distribution.  Unless you elect otherwise on or before the Grant Date, distribution of your vested Units will be made in a lump sum on or as soon as practicable after your Distribution Date.  You may, however, elect to have vested Units distributed in the form of two or more annual installments over a fixed number of years, provided that each installment payment must be for a minimum of 1,000 shares of Common Stock.  If you elect to have your vested Units distributed in annual installments, the first installment will be paid on or as soon as practicable after the Distribution Date and subsequent installments will be paid on or as soon as administratively practicable after each of the anniversaries of the Distribution Date during your elected installment period.  You may change an election you make pursuant to this Section IV(b) (or you may make an initial election in the event that you did not elect a form of payment at the time of your award and, accordingly, your Units were subject to the lump sum default payment rule) by filing a new written election with the Committee; provided that you must also elect a later Distribution Date pursuant to Section IV(a) as to any Units that are subject to such election and in no event may such an election result in an acceleration of distributions within the meaning of Section 409A of the Code so as to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code.  Distribution Elections may only be made by delivering a written election to the Company care of its General Counsel in the form attached as Exhibit B hereto.

(c)           Hardship Distribution.  If you experience an Unforeseeable Emergency (as defined below) you may elect to receive immediate distribution of some or all or your vested Units upon such Unforeseeable Emergency.  Distribution upon an Unforeseeable Emergency shall be made no later than thirty (30) days following written notice to the Company care of its General Counsel of the Unforeseeable Emergency.  For purposes of this Agreement, an “Unforeseeable Emergency” shall mean a severe financial hardship resulting from (i) an illness or accident of you, your spouse, or your dependent (as defined in Section 152(a) of the Code), (ii) loss of your property due to casualty, or (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control, all as reasonably determined by the Committee in good faith.  No distribution shall be made in respect of an Unforeseeable Emergency to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of your assets (to the extent such liquidation would not itself cause a severe financial hardship).  Any distribution of your vested Units as a result of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to relieve the Unforeseeable Emergency (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

IV.           Dividend Equivalent Rights.  During such time as each Unit remains outstanding and prior to the distribution of such Unit in accordance with Section IV, you will have the right to receive, in cash, with respect to such Unit, the amount of any cash dividend paid on a share of Common Stock (a “Dividend Equivalent Right”).  You will have a Dividend Equivalent Right with respect to each Unit that is outstanding on the record date of such dividend.  Dividend Equivalent Rights will be paid to you at the same time or within 30 days after dividends are paid to stockholders of the Company.  Dividend Equivalent Rights will not be paid to you with respect to any Units that are forfeited pursuant to Sections I and II, effective as of the date such Units are forfeited.  You will have no Dividend Equivalent Rights as of the record date of any such cash dividend in respect of any Units that have been paid in Common Stock; provided that you are the record holder of such Common Stock on or before such record date.

V.            Transferability.  No benefit payable under, or interest in, the Units or this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section VI shall prevent transfer of your Units by will or by applicable laws of descent and distribution.  You may designate a beneficiary to receive distribution of your vested Units upon your death by submitting a written beneficiary designation to the Committee in the form attached hereto as Exhibit B.  You may revoke a beneficiary designation by submitting a new beneficiary designation.

VI.           Withholding.  Subject to Section 8.1 of the Plan and such rules and procedures as the Committee may impose, upon any distribution of shares of Common Stock in respect of your Units, the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates; provided, however, that the foregoing provision shall not apply in the event that you have made other provision in advance of the date of such distribution for the satisfaction of such withholding obligations.  In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of your Units, the Company (or a Subsidiary) shall be entitled to require a cash payment by you or on your behalf and/or to deduct from other compensation payable to you any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

VII.          No Contract for Employment.  This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

VIII.        Notices.  Any notices provided for in this Agreement or the Plan, including a Distribution Election, shall be given in writing and shall be deemed effectively given upon receipt if delivered by hand or, in the case of notices delivered by United States mail, five (5) days after deposit in the United States mail, postage prepaid, addressed, as applicable, to the Company or if to you, at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company.

IX.           Plan.  The provisions of the Plan are hereby made a part of this Agreement.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of this Agreement shall control.

X.            Entire Agreement.  This Agreement, together with the Employment Agreement, contains the entire understanding of the parties in respect of the Units and supersedes upon its effectiveness all other prior agreements and understandings between the parties with respect to the Units.  In the event of any discrepancy between this Agreement and the Employment Agreement, the Employment Agreement shall control.

XI.           Amendment.  This Agreement may be amended by the Committee; provided, however that no such amendment shall, without your prior written consent, alter, terminate, impair or adversely affect your rights under this Agreement.

XII.         Governing Law.  This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Maryland, without regard to conflicts of law provisions thereof.

XIII.        Tax Consequences.  You may be subject to adverse tax consequences as a result of the issuance, vesting and/or distribution of your Units.  YOU ARE ENCOURAGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR UNITS AND SUBSEQUENT DISTRIBUTION OF COMMON STOCK.

XIV.        Construction.  To the extent that this Agreement is subject to Section 409A of the Code, you and the Company agree to cooperate and work together in good faith to timely amend this Agreement to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code.  In the event that you and the Company do not agree as to the necessity, timing or nature of a particular amendment intended to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code, reasonable deference will be given to your reasonable interpretation of such provisions.  Notwithstanding anything to the contrary contained in this Agreement or the Plan, in the event that you are to receive a payment hereunder in connection with your termination of employment (other than due to your death) at a time when you are a “specified employee” (within the meaning of Section 409A of the Code), the Company shall delay the making of such payment to a date that is not earlier than the first to occur of six months and one day after your “separation from service” (within the meaning of Section 409A of the Code) or the date of your death.

[Remainder of page intentionally left blank]

Very truly yours,

HEALTH CARE PROPERTY INVESTORS, INC.

By:
Name:
Title:

And:
Name:
Title:

Accepted and Agreed,
effective as of the date first written above.

By:
Name: James F. Flaherty III

[CEO THREE YEAR CLIFF VESTING]

EXHIBIT A

PERFORMANCE GOALS

Funds From Operations Per Share	Aggregate Percentage Forfeited
[$ ] or greater	0%
Equal to or greater than [$ ] but less than [$ ]	2%
Equal to or greater than [$ ] but less than [$ ]	4%
Equal to or greater than [$ ] but less than [$ ]	6%
Equal to or greater than [$ ] but less than [$ ]	8%
Equal to or greater than [$ ] but less than [$ ]	10%
Equal to or greater than [$ ] but less than [$ ]	12%
Equal to or greater than [$ ] but less than [$ ]	14%
Equal to or greater than [$ ] but less than [$ ]	16%
Equal to or greater than [$ ] but less than [$ ]	18%
Equal to or greater than [$ ] but less than [$ ]	20%
Equal to or greater than [$ ] but less than [$ ]	22%
Equal to or greater than [$ ] but less than [$ ]	24%
Equal to or greater than [$ ] but less than [$ ]	26%
Equal to or greater than [$ ] but less than [$ ]	28%
Equal to or greater than [$ ] but less than [$ ]	30%
Equal to or greater than [$ ] but less than [$ ]	32%
Equal to or greater than [$ ] but less than [$ ]	34%
Equal to or greater than [$ ] but less than [$ ]	36%
Equal to or greater than [$ ] but less than [$ ]	38%
Equal to or greater than [$ ] but less than [$ ]	40%
Equal to or greater than [$ ] but less than [$ ]	50%
Equal to or greater than [$ ] but less than [$ ]	60%
Equal to or greater than [$ ] but less than [$ ]	70%
Equal to or greater than [$ ] but less than [$ ]	80%
Equal to or greater than [$ ] but less than [$ ]	90%
Equal to or greater than [$ ] but less than [$ ]	100%

A-1

EXHIBIT B

HEALTH CARE PROPERTY INVESTORS, INC.
2006 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK UNITS
DISTRIBUTION ELECTION AND BENEFICIARY DESIGNATION FORM

Name: James F. Flaherty III	Social Security No.:

In connection with your award of Performance Restricted Stock Units on [                  , 20   ] under the Health Care Property Investors, Inc. 2006 Performance Incentive Plan, as amended and/or restated from time to time (the “Plan”), you have the option of selecting the timing and form of payment of the shares of Common Stock underlying your vested Units.

Please complete this election form and return it to Edward J. Henning, the Company’s General Counsel and Corporate Secretary.

Deferral of Distribution Date

Unless you elect otherwise, the Distribution Date for your Units that vest will be the vesting date of such Units; provided that in no event shall the Distribution Date occur earlier than the date of the Committee Determination with respect to such Units.  You may elect a new Distribution Date with respect to your Units that vest by completing the information request below.  Please note that, subject to the restrictions set forth below and in the Agreement, your new Distribution Date can take any of the following forms:

•                                          You may elect a date certain for your Distribution Date (e.g., January 1, 2011),

•                                          You may elect that your Distribution Date will be the date of your death or termination of employment, or

•                                          You may elect a Distribution Date that is the earlier of two dates/events (e.g., the earlier of January 1, 2011, or termination of your employment).

If you do not elect a Distribution Date on or before the Grant Date, you will be deemed to have elected distribution of your vested Units on or as soon as administratively practical after the vesting date of your Units.  If, after the Grant Date, you want to change the Distribution Date with respect to any of your vested Units, your new election must be made at least one year prior to the then-existing Distribution Date, the new Distribution Date you elect must be at least five years after the then-existing Distribution Date, and the change must otherwise satisfy the “subsequent election” rules of Section 409A(a)(4)(C) of the Code.  If your election to defer your Distribution Date is not timely, it will not be valid.

You acknowledge and understand that by electing a new Distribution Date, you are hereby revoking the then-existing Distribution Date.  You further acknowledge and agree that the distribution of the shares of Common Stock underlying your Units may coincide with a period during which you are prohibited from selling, disposing or otherwise transferring such shares pursuant to the Company’s Insider Trading Policy, or by law, and therefore, you may not be able to sell, dispose or otherwise transfer such shares to pay any sums required by federal, state or local tax law to be withheld with respect to the issuance of such shares.

I elect the following Distribution Date with respect to the shares of Common Stock underlying my Units:                                                                  (Specify “Vesting Date” if you desire payment of the vested Units on or as soon as administratively practical after the vesting date of the Units.  Otherwise, indicate the Distribution Date you elect.  In all events your election is subject to the rules stated above (including, without limitation, the 5-year deferral requirement set forth above if you are electing a change after the Grant Date).

Form of Payment

Distribution of all of your vested Units will be made in shares of Common Stock in a lump sum on or as soon as practicable after the Distribution Date with respect to such Units.  You may, however, elect at the time of your award to have vested Units distributed in the form of two or more annual installments over a fixed number of years.  For example, if you elect to have your vested Units distributed in five installments, your vested Units will be distributed to you in five equal payments on or as soon as practicable after the Distribution Date and each of the first four anniversaries of the Distribution Date.

If you elect to have your vested Units distributed in installments, you must elect a number of equal annual installments which will result in a distribution of at least 1,000 shares of Common Stock per installment (otherwise, the number of installments you elected will be reduced by the Company to produce a distribution of at least 1,000 shares of Common Stock per installment).  If you would like to change a form of distribution election you have made (or if you would like to make an initial form of distribution election in the event that you did not make such an election at the time of the award), your election must be made at least one year prior to the then-existing Distribution Date, and you must elect a new Distribution Date that is at least five years after the then-existing Distribution Date.  If your election to defer your Distribution Date is not timely, it will not be valid.  Furthermore, if you are changing an existing form of distribution election, your election change cannot result in an acceleration (within the meaning of Section 409A of the Code) of payments, and the change must otherwise satisfy the “subsequent election” rules of Section 409A(a)(4)(C) of the Code.

I elect the following number of annual installments with respect to the distribution of the shares of Common Stock underlying my Units:

Beneficiary Designation

I hereby designate the following individual as beneficiary to receive distribution of my vested Units, if any, in the event of my death.  Distribution of such vested Units will be in the form, and on the Distribution Date(s), in effect with respect to such vested Units as of the date of my death.

Beneficiary Information

Name:

(Please print)                                                 Last                                                    First                                        Middle Initial

Sex:                 Relationship to Participant:

Social Security No.:                                              Date of Birth:

Address:

City:                                                         State:                                                                   Zip Code:

Please retain a copy of this Distribution Election Form for your records.

Signature: James F. Flaherty III	Date Signed